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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 17, 2002

LIFE FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

0-22193
(Commission File No.)

DELAWARE (State or Other Jurisdiction of Incorporation)	33-0743195 (IRS Employer Identification No.)
10540 Magnolia Avenue, Suite B, Riverside, CA (Address of Principal Executive Offices)	92503-1814 (Zip Code)

(909) 637-4000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Item 1 (b) Change of Control

        Life Financial Corporation (the "Company") has closed the previously disclosed transaction with New Life Holdings, LLC to issue $12,000,000 in notes and warrants to purchase 1,166,400 shares. In addition, the Company received notification from the Office of Thrift Supervision that the Order to Cease and Desist issued to the Company, the Supervisory Agreement, and the Prompt Corrective Action Directive, which were issued to the Company's wholly owned subsidiary Life Bank ("the Bank"), have been terminated and the Bank is no longer considered a troubled institution.

        The Company has utilized the proceeds from the issuance of the notes to infuse $3.7 million of capital into the Bank, purchased the Participation Contract from the Bank for $4.4 million, paid the tax receivable of $3.2 million owed to the Bank, and the remaining proceeds are being held by the Company for general corporate purposes. In addition, pursuant to the agreement Mr. Edgar Keller and Mr. Milton Johnson resigned from the Board of the Company and the Bank. Additionally, Mr. William Buster resigned from the Board of the Bank. The Board of the Company has appointed Mr. Ezri Namvar, Mr. Richard Marr and Mr. Thomas Palmer to the Board of the Company and the Bank. Mr. Steven R. Gardner, President and CEO of the Company and the Bank was appointed to the Board of the Company. Mr. Gardner remains a director of the Bank.

ITEM 7. EXHIBITS

        99.1 Press release dated January 17, 2002

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIFE FINANCIAL CORPORATION
Dated: January 24, 2002	By:	/s/ STEVEN R. GARDNER Steven R. Gardner President and Chief Executive Officer

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SIGNATURES